SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e) (2))

☒	Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material under Rule 14a-12

Bank of South Carolina Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PROXY MATERIAL OF

BANK OF SOUTH CAROLINA CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 11, 2017

Dear Shareholder:

I cordially invite you to attend the Annual Meeting of Shareholders of Bank of South Carolina Corporation, to be held on Tuesday, April 11, 2017 at 5:30pm EDT at the Gibbes Museum of Art, 135 Meeting Street, Charleston, South Carolina 29401, for the following purposes:

1.	to elect seventeen Directors to our Board of Directors to serve a one-year term;

2.	to ratify the appointment of Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for the year ended December 31, 2017;

3.	to transact such other business as may properly come before the Annual Meeting or any adjournment of the meeting.

In recognition and celebration of the Bank of South Carolina’s 30th anniversary, a reception will be held immediately following the close of the meeting.

The Board of Directors set the close of business on February 23, 2017 as the record date to determine the Shareholders who are entitled to vote at the Annual Meeting. Under rules of the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet.

Although we would like each Shareholder to attend the Annual Meeting, I realize that for some of you this is not possible. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible through the Internet, by telephone or by signing, dating and mailing your proxy card in the enclosed postage-paid envelope. Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. For specific instructions on voting, please refer to the instructions on the enclosed proxy card.

Our 2017 proxy statement and Annual Report for the year Ended December 31, 2016 are available free of charge at http://www.banksc.com and http://www.proxyvote.com.

Your vote is very important, and I appreciate the time and consideration that I am sure you will give it.

On behalf of the Board of Directors

/s/ Richard W. Hutson, Jr.
Richard W. Hutson, Jr., Secretary
March 3, 2017

PROXY STATEMENT

FOR

THE ANNUAL MEETING OF SHAREHOLDERS

OF BANK OF SOUTH CAROLINA CORPORATION

TO BE HELD ON APRIL 11, 2017

PROXY STATEMENT

The Board of Directors of Bank of South Carolina Corporation are using this Proxy Statement to solicit Proxies from its Shareholders for the 2017 Annual Meeting of Shareholders. The Company is making this Proxy Statement and the enclosed form of Proxy available to its Shareholders on or about March 7, 2017.

The information provided in this Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. The Board encourages you to read it carefully.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

The Annual Meeting will be held as follows:

Date:        Tuesday, April 11, 2017

Time:       5:30 p.m. Eastern Standard Time

Place:       The Gibbes Museum of Art, 135 Meeting Street, Charleston, South Carolina

Matters to be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1:	To elect seventeen Directors of Bank of South Carolina Corporation to serve until the Company’s 2018 Annual Meeting of Shareholders;

Proposal 2:	To ratify the appointment by the Audit and Compliance Committee of the Company’s Board of Directors of Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for the year ended December 31, 2017;

Proposal 3:	To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS’ MEETING TO BE HELD APRIL 11, 2017

This Proxy Statement (providing important information for the Annual Meeting) and the Company’s Annual Report (which includes its Annual Report on Form 10-K as filed with the Securities and Exchange Commission) accompany this Notice. The Proxy Statement and 2016 Annual Report to Shareholders are available at http://www.banksc.com and at http://www.proxyvote.com.

Who is Entitled to Vote?

The Board of Directors of the Company has fixed the close of business on February 23, 2017, as the record date for Shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders. Only holders of record of Bank of South Carolina Corporation’s Common Stock on that date are entitled to notice of and to vote at the Annual Meeting. Each Shareholder is entitled to one vote for each share of Bank of South Carolina Corporation Common Stock that the Shareholder owns; provided, however, that the Shareholders have cumulative voting rights for the election of Directors. The right to cumulate votes means that the Shareholders are entitled to multiply the number of votes they are entitled to cast by the number of Directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. On February 23, 2017, there were 4,962,189 shares of Bank of South Carolina Corporation’s Common Stock outstanding and entitled to vote at the Annual Meeting.

How Do I Vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways.

1.	You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions on the enclosed proxy card.

2.	You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

3.	You may vote by mail. You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States.

4.	You may vote in person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all Shareholders of record on the voting record date an opportunity to vote on matters scheduled for the Annual Meeting and described in these materials. You are a Shareholder of record if your shares of Bank of South Carolina Corporation Common Stock are held in your name. If you are a beneficial owner of Bank of South Carolina Corporation Common Stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Bank of South Carolina Corporation Common Stock can only be voted if the Shareholder is present in person or by Proxy at the Annual Meeting. To ensure your representation at the Annual Meeting, the Board recommends that you vote by Proxy even if you plan to attend the Annual Meeting. You can always change your vote at the meeting if you are a Shareholder of record.

Voting instructions are included in this material. Shares of Bank of South Carolina Corporation Common Stock represented by properly executed Proxies will be voted by the individuals named on the Proxy (selected by The Board of Directors) in accordance with the Shareholder’s instructions. Where properly executed Proxies are returned with no specific instructions as how to vote at the Annual Meeting, the persons named in the Proxy will vote the shares “For” the proposals as recommended by the Board of Directors. If any other matters are properly presented at the Annual Meeting for action, the persons named in the enclosed Proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.

As a Shareholder of Bank of South Carolina Corporation Common Stock, you may receive more than one Proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate Proxy cards to vote.

What if My Shares Are Held in Street Name?

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of Director Nominees. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or broker was allowed to vote those shares on your behalf as they deemed appropriate. Due to changes in regulations, your bank or broker no longer has the ability to vote your uninstructed shares on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf.

If your shares are held in street name, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from the record holder of your shares, are examples of proof of ownership. If you want to vote your shares of Common Stock held in street name in person at the Annual Meeting, you will have to get a written Proxy in your name from the broker, bank or other nominee who holds your shares.

The solicitation of Proxies on behalf of the Board of Directors is conducted by Directors, officers and regular employees of the Company and its wholly owned subsidiary, The Bank of South Carolina (the “Bank”), at no additional compensation over regular salaries. The cost of printing and mailing of all Proxy materials has been paid by the Company. Brokers and others involved in handling and forwarding the Proxy materials to their customers having beneficial interests in the stock of the Company registered in the names of Nominees will be reimbursed for their reasonable expenses in doing so.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by Proxy, of at least a majority of the shares of Bank of South Carolina Corporation Common Stock entitled to vote at the Annual Meeting as of the record date shall constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the Shareholders present or represented by Proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 30 days or more. An adjournment will have no effect on the business that may be conducted at the meeting.

Will Cumulative Voting Apply for the Election of Directors?

The solicitation of Proxies on behalf of the Board of Directors includes a solicitation for discretionary authority to cumulate votes.

How will votes be counted?

With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are “broker non-votes.” Banks, brokers and other nominees who do not receive instructions with respect to Proposals 1 or 2 will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or “against.” Accordingly, abstentions and “broker non-votes” for a particular proposal will not be counted as votes cast to determine the outcome of a particular proposal. With respect to Proposal 1, the election of Directors of the Company, cumulative voting will be allowed and election will be by plurality of votes cast. With respect to Proposal 2, it will be approved if more votes are cast for the proposal than votes cast against.

May I Revoke My Proxy?

Any Shareholder executing a Proxy for the meeting on the Proxy Form provided may revoke the Proxy in writing delivered to the President of the Company prior to the meeting or by attending the meeting and voting in person.

PROPOSAL 1 – ELECTION OF DIRECTORS:

Our by-laws provide for a Board of Directors consisting of not fewer than 15 individuals and not more than 25 individuals. The number of Directors may be increased or decreased from time to time by majority vote of the Board of Directors or the Shareholders.

The Board of Directors proposes that the 17 nominees described below be elected for a new term expiring at the 2018 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified. Each nominee has agreed to serve if elected. If any named nominee is unable to serve, the Board of Directors, upon the recommendation of the Nominating Committee, may select different nominees for election as Directors.

The name of each Nominee designated by the Board of Directors of the Company for election as a Director of the Company and certain information provided by such Nominee to the Company are set forth in the table below. Two of the current Nominees served as initial Directors of the Bank from October 22, 1986, when the Bank’s charter was issued until the first Annual Meeting of Shareholders on April 14, 1987, and were elected to serve a one-year term at such Annual Meeting. These two Directors of the Bank were elected to serve one-year terms at subsequent Annual Meetings. These two original Directors of the Bank were elected Directors of the Company upon its organization in 1995. Alan I. Nussbaum, MD and Edmund Rhett, Jr., MD, were first elected as Directors of the Company during 1999. Dr. Linda J. Bradley McKee, CPA was first elected as a Director of the Company during 2002. They were all re-elected as Directors of the Company to serve one-year terms at subsequent Annual Meetings. Graham M. Eubank, Jr., Richard W. Hutson, Jr. and Malcolm M. Rhodes, MD were elected pursuant to the By-Laws of the Company on December 16, 2004, and were elected to serve one-year terms at subsequent Annual Meetings. Fleetwood S. Hassell was first elected by the Shareholders on April 11, 2006 at the Annual Meeting, and was elected to serve one-year terms at subsequent Annual Meetings. Glen B. Haynes, DVM was first elected by the Shareholders on April 10, 2007, at the Annual Meeting and was elected to serve one-year terms at subsequent Annual Meetings. David W. Bunch was first elected by the Shareholders on April 14, 2009, at the Annual Meeting and was elected to serve one-year terms at subsequent Annual Meetings. Sheryl G. Sharry, previously serving as an Executive Officer, was first elected by the Shareholders on April 13, 2010, and was elected to serve one-year terms at subsequent Annual Meetings. Steve D. Swanson served on the Board from 2002 to 2007. Mr. Swanson rejoined the Board of Directors after being elected by the shareholders on April 12, 2011, and was elected to serve one-year terms at subsequent Annual Meetings. Douglas H. Sass, an Executive Officer, and Elizabeth M. Hagood were first elected by the Shareholders on April 9, 2013, and were elected to serve a one-year term at subsequent Annual Meetings.

Karen J. Philips was recommended for nomination by the Nominating Committee of the Board of Directors. This recommendation was approved by the Board of Directors on January 26, 2017 and will be voted on at the 2017 Annual Meeting.

The Board of Directors believes that it is necessary for each of our Directors to possess many qualities and skills. When searching for new candidates, the Nominating Committee considers the evolving needs of the Board of Directors and searches for candidates that fill any current or anticipated future gap. The Board of Directors also believes that all Directors must possess a considerable amount of business management (such as experience as a Chief Executive Officer or Chief Financial Officer) and educational experience. The Nominating Committee first considers management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing Shareholder value when considering Director candidates. The Nominating Committee focuses on issues of diversity, such as diversity in gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating Committee believe that it is essential that the Board Members represent diverse viewpoints. In considering candidates for the Board of Directors, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing Directors for re-election, the individual’s contributions to the Board are also considered.

Certain information with respect to each of the nominees is set forth below, including his or her principal occupation, qualifications, and directorships during the past five years. The nominees were each recommended to the Board of Directors by the Nominating Committee whose goal is to assemble a Board that operates cohesively, encourages candid communication and discussion, and focuses on activities that help us maximize Shareholder value. The Nominating Committee also looks at the individual strengths of Directors, their ability to contribute to the Board, and whether their skills and experience complement those of the other Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

Executive Officer Directors and Nominees

Fleetwood S. Hassell	Age 57	First elected to the Board 2006

Mr. Hassell has been with The Bank of South Carolina since its organization in 1986. He began as an Assistant Vice President for commercial lending and business development. Mr. Hassell held the position of Vice President, Senior Vice President, Executive Vice President, and Senior Lender. Effective April 11, 2012 Mr. Hassell was elected President/Chief Executive Officer. Born and raised in Charleston, SC, Mr. Hassell graduated from Porter Gaud High School and earned a BS and MBA from the University Of South Carolina School Of Business. Mr. Hassell began his banking career in 1983 as a management trainee at the Citizens and Southern National Bank of South Carolina. He was elected to the Board of Directors of the Bank of South Carolina and its parent Company in 2006. In addition to serving on the Board of the Bank and the Company, Mr. Hassell has served on the Boards of the Kidney Foundation, Crime Stoppers, Atlantic Coast Conservation Association, Trident Tech Foundation, Charleston Breakfast Rotary Club (President), Charleston Day School (Treasurer), Porter Gaud School Alumni, the Preservation Society, and South Carolina Bankers Association. Currently, Mr. Hassell serves on the College of Charleston Foundation Board, the Association of the Blind and Visually Impaired Board and the Trident United Way Board. In January 2012, Mr. Hassell was appointed to the South Carolina State Board of Financial Institutions.

Given Mr. Hassell’s experience in banking, his strong background in commercial lending and business development and his current participation and contributions made to the Board of Directors and its committees, the Nominating Committee recommended his re-election to the Board.

Hugh C. Lane, Jr.,	Age 69	First elected to the Board 1995

Mr. Lane, brother of Charles G. Lane, has been with The Bank of South Carolina since its organization in 1986. He served as President/Chief Executive Officer of the Bank from 1986 and of the Company from 1995. On April 11, 2012, he announced his retirement as President/Chief Executive Officer. He has served as Chairman of the Board of Directors of The Bank of South Carolina since its organization in 1986, and Chairman of the Board of Directors of Bank of South Carolina Corporation since its organization in 1995. Mr. Lane was born in Charleston, SC. He graduated from Choate School in Wallingford, Connecticut and earned a BA in economics from the University of Pennsylvania. Mr. Lane began his banking career at Citizens and Southern National Bank of Georgia in Atlanta. His banking career also included working in the Bond, Leasing, and International Departments at the Chemical Bank in New York, City Executive of Citizens and Southern National Bank, Sumter South Carolina, and Executive Vice President, heading the Citizens and Southern National Bank’s Southern Region. Mr. Lane also served on the Board of Directors of Citizens and Southern National Bank of South Carolina for 14 years. Mr. Lane formerly served as an Administrator and Trustee of the Bank of South Carolina Employee Stock Ownership Plan and Trust. In addition to his responsibilities at The Bank of South Carolina, Mr. Lane has served as a member of the Advisory Committee for the ACE Basin National Estuarine Research Reserve System and is currently Chairman of the Charleston County Conservation Bank Board. He is a Trustee and past Chairman of the Belle W. Baruch Foundation, Trustee and past Chairman of the Board at Wofford College, past Chairman of South Carolina Independent Colleges & Universities, Trustee and past President of Charleston Museum, past Co-Chairman of the Community Relations Committee, past member of Advisory Committee for the Storm Eye Institute of the Medical University of South Carolina, and past member of the Board of Trident Urban League. He has been the recipient of Honorary Doctorates from Charleston Southern University, The Citadel, and Wofford College. He has also received the “Distinguished Citizen Award” from Wofford College National Alumni Council, the Avery Citizenship Award for outstanding community service, the Joseph P. Riley Leadership Award, and the Order of the Palmetto presented by the Governor of South Carolina. In 2015, Mr. Lane was inducted into the South Carolina Business Hall of Fame.

The Nominating Committee has recommended the re-election of Hugh C. Lane, Jr., to the Board of Directors based on his background in economics, banking experience, knowledge of the financials of the Company, and his strong commitment to the local community. In addition, the Committee considered his current contribution to the Board and his continued devotion to serving the Shareholders of the Company.

Douglas H. Sass	Age 59	First Elected to the Board 2013

Mr. Sass joined The Bank of South Carolina (“the Bank”) in January 1994. He began his banking career in 1980 as management associate with Citizens and Southern National Bank of South Carolina. Over a ten year period he was promoted to Branch Manager and then Retail and Commercial Lender. Mr. Sass serves as an Administrator and Trustee of the Bank of South Carolina Employee Stock Ownership Plan and Trust. He spent three years in the real estate appraisal business wherein he obtained a state real estate appraisal license. Mr. Sass joined the Bank as a Commercial Lender and Business Development Officer and oversaw implementation of its Real Estate Appraisal Review Program. He served as the Bank’s Security Officer, Appraisal Officer, and CRA Officer before becoming Executive Vice President and Senior Lender in April of 2012. He is charged with overseeing the Bank’s Loan Department, Credit Department, and Mortgage Origination Department. Mr. Sass is a native of Charleston and a graduate of The Citadel with a degree in Business Administration. He is a graduate of the South Carolina Bankers School at the University of South Carolina and The Graduate School of Bank Management at the University of Virginia. Mr. Sass has served on various committees of the South Carolina Bankers Association, currently serves as Vice President of The Charleston Museum and is on the Board of the Regents Tri-County Family Ministries, and is active in various civic organizations.

Given Mr. Sass’s experience in banking, his strong background in commercial lending and business development, and his continued devotion to the success of the Company, the Nominating Committee recommended his re-election to the Board.

Non-Employee Directors and Nominees

David W. Bunch	Age 66	First elected to the Board 2009

Mr. Bunch has been a member of the Board of Directors of The Bank of South Carolina and Bank of South Carolina Corporation since 2009. He was born in Charleston, South Carolina and graduated from North Charleston High School and Clemson University. In addition, Mr. Bunch attended a South Carolina Bankers School program specific for bank Directors. He has been employed by XO Bunch Organizations since 1973, serving as President, Hughes Motors, Inc.; as Vice-President, Bunch Leasing Co.; as Vice-President, Florence Truck Center, Inc.; as Partner, Bunch Truck & Equipment, LLC; as Partner, Bunch & Sons-Real Estate; as Managing member, Wando Properties, LLC; and President, Double D Leasing Co., Inc. In addition to serving on the Board of Directors of the Bank of South Carolina Corporation and The Bank of South Carolina, Mr. Bunch served as a Board member of South Carolina Federal Savings Bank. He is a past President of the Rotary Club of North Charleston, a Paul Harris Fellow of the Rotary Club of North Charleston, a member of South Carolina Trucking Association, a member of the Executive Association of Greater Charleston, and a member of North Charleston United Methodist Church. Mr. Bunch was elected to the South Carolina Automobile Dealers Association Board in 2013.

The Nominating Committee has recommended the re-election of David Bunch to the Board of Directors based on his strong knowledge of business including successfully starting and running several companies and his participation on the Loan and Audit and Compliance Committees and various community Boards.

Graham M. Eubank, Jr.	Age 49	First elected to the Board 2005

Mr. Eubank has been a member of the Board of Directors of The Bank of South Carolina and Bank of South Carolina Corporation since 2005. He was born in Fayetteville, North Carolina and raised in Charleston, South Carolina. He received a BS in Management from Clemson University. He is also a graduate of the National Automobile Dealers Association Dealer Candidate Academy. In 1992, Mr. Eubank began working with his family’s business, Palmetto Ford, Inc., where he has held many positions including New Car Sales Manager, Used Car Sales Manager and Parts and Service Director. Currently Mr. Eubank is President and CEO of the Palmetto Car and Truck Group which is comprised of Ford, Lincoln, Mama’s Used Cars and Quick Lane Auto and Tire Center. In addition to serving on the Board of Directors of The Bank of South Carolina and Bank of South Carolina Corporation, Mr. Eubank has served on the Board of Carolina Ford Dealer Advertising Association, the Board of the East Cooper Rotary Club, and the Board of The Boy Scouts of America. In addition, he has served as President of the Trident New Car Dealers Association and President of the South Carolina Automobile Dealers Association.

Graham Eubank has been on the Board of Directors since 2005. He has served on various committees including the Audit and Compliance Committee, Compensation Committee and the Nominating Committee. His background in business has been an asset to the current Board. For these reasons, the Nominating Committee has recommended Mr. Eubank for re-election to the Board of Directors.

Elizabeth M. Hagood	Age 55	First elected to the Board 2013

Mrs. Hagood is the former Executive Director of the Lowcountry Land Trust.  Mrs. Hagood moved to Charleston with her husband, Maybank, following their graduations from the Darden School of Business at the University of Virginia (MBA, 1989).  Mrs. Hagood grew up in Charlotte, NC, graduated from St. Catherine’s School in Richmond, Virginia (1979) and from Davidson College (BA, 1983). Mrs. Hagood served as a Trustee of Woodberry Forest School in Virginia and on the Vestry of St. Philip’s Church.  In addition, she has recently served as a Trustee of Historic Charleston Foundation and the Episcopal Diocese of South Carolina, on the Board of Advisors of the Gaylord M. Donnelley Foundation, as Chairman of the SC DHEC board, and as Chairman of the Alumnae Board of St. Catherine’s School.

Mrs. Hagood has served on the Loan Committee and the Nominating Committee.  Her experience on these committees, in addition to her continued service to the Charleston community through her leadership roles in various eleemosynary organizations, led the Nominating Committee to recommend Mrs. Hagood for re-election to the Board of Directors.

Glen B. Haynes, DVM	Age 62	First elected to the Board 2007

Dr. Haynes has been a member of the Board of Directors of The Bank of South Carolina and Bank of South Carolina Corporation since 2007. He was born in Charlottesville, Virginia and has lived in Summerville, South Carolina for 32 years. He is a graduate of Virginia Tech where he received a BS in Biology. He received a DVM from the University of Georgia and attended a South Carolina Bankers School program specifically for Bank Directors. In addition to serving on the Board of Directors of The Bank of South Carolina and Bank of South Carolina Corporation, Dr. Haynes has served as President of the Summerville Rotary Club, President of Frances Willis SPCA, Chairman of the South Carolina Board of Veterinary Medical Examiners, and President of Trident Veterinary Medical Association. Dr. Haynes is a member of the American Veterinary Medical Association and a member of St. Paul’s Anglican Church where he has served on the vestry. Currently, Dr. Haynes is Chairman of the Frances Willis SPCA Endowment Board.

Dr. Haynes has been committed to the success of the Company, serving on several committees including the Audit and Compliance Committee, Loan Committee, Community Reinvestment Act Committee, and Nominating Committees. In recommending Dr. Haynes for re-election to the Board of Directors, the Nominating Committee considered this experience as well as his strong ties to the Summerville community and his work ethic demonstrated in running his own practice.

William L. Hiott, Jr.	Age 72	First elected to the Board 1995

Mr. Hiott has been with The Bank of South Carolina since its organization in 1986. He served as Executive Vice President and Cashier of the Bank from 1986 until his retirement in April 2010. He also served as Executive Vice President and Treasurer of the Company from its organization in 1995 until retirement in April 2010. He has served on the Board of Directors of The Bank of South Carolina since its organization in 1986 and Bank of South Carolina Corporation since its organization in 1995. Mr. Hiott was born and raised in Colleton County, South Carolina where he graduated from Walterboro High School. He received a BS in Accounting from Charleston Southern University. He is a graduate of South Carolina Bankers School and a graduate of the University of Wisconsin’s Bank Administration Graduate School. Mr. Hiott began his banking career at Citizens and Southern National Bank of South Carolina where he held the position of Vice President of Operations. In addition to serving on the Board of the Bank and the Company, Mr. Hiott has served on the Boards of the Harry Hampton Memorial Wildlife Fund (Chairman), SC Nature Conservancy, and the Lowcountry Land Trust (Treasurer). He has also served on the SC Department of Natural Resources Marine Advisory Board (Vice-Chairman), DNR SC Governor’s Cup Advisory Board, DNR Waterfowl Advisory Board (Chairman), and the DNR Migratory Waterfowl Stamp Advisory Board (Chairman). Currently, Mr. Hiott serves on the DNR Wildlife and Freshwater Fisheries Board.

The Nominating Committee recommended Mr. Hiott for re-election to the Board of Directors based on his experience in banking, in-depth knowledge of the financials of the Company, his strong commitment to the local community, and his current contributions to the Board.

Richard W. Hutson, Jr.	Age 59	First elected to the Board 2005

Mr. Hutson has been a member of the Board of Directors of The Bank of South Carolina and Bank of South Carolina Corporation since 2005. Mr. Hutson was born and raised in Charleston, South Carolina. He majored in economics and received a BA from The University of the South. In addition to serving on the Board of the Bank and the Company, Mr. Hutson has served on the Boards of the SC Historical Society and the Historic Charleston Foundation. In addition, Mr. Hutson has served as President of the SC Historical Society. Mr. Hutson is the Manager of William M. Means Insurance Company.

Richard W. Hutson, Jr. has served on the Audit and Compliance Committee, Investment Committee and the Loan Committee. His experience on these committees, in addition to his business background in running a large insurance company, led the Nominating Committee to recommend Mr. Hutson for re-election to the Board. The Committee also considered his strong ties to the Charleston community and his experience of serving on other Boards.

Charles G. Lane	Age 62	First elected to the Board 1995

Mr. Lane has been a member of the Board of Directors of The Bank of South Carolina since its organization in 1986, and a member of the Board of Directors of Bank of South Carolina Corporation since its organization in 1995. Mr. Lane was born and raised in Charleston, South Carolina. He is a graduate of Clemson University. Mr. Lane served on the Advisory Board of Citizens and Southern National Bank of Greenville, South Carolina. In addition, Mr. Lane served on the Boards of Ducks Unlimited, Delta Waterfowl, The Nature Conservancy, The Coastal Conservation League, The Donnelley Foundation, and the ACE Basin Task Force. Mr. Lane served as The First Chairman of the South Carolina Conservation Bank. Mr. Lane is a Managing Member of Holcombe, Fair and Lane, LLC - a commercial real estate company.

Charles G. Lane, brother of Hugh C. Lane, Jr., has been with the Company since its organization. He has served on the Executive Committee, the Long-Range Planning Committee (currently Executive/Long-range Planning), and the Loan Committee. He has devoted nearly thirty years to ensuring the success of the Company. His experiences in the real estate market and the local community have been valuable to the Board in its decision-making. Based on these aspects, the Nominating Committee has recommended the re-election of Charles Lane to the Board.

Linda J. Bradley McKee, PhD, CPA	Age 66	First elected to the Board 2002

Dr. McKee has been a member of the Board of Directors of The Bank of South Carolina and Bank of South Carolina Corporation since 2002. Born in Hereford, Texas, Dr. McKee has lived in Charleston for over twenty years. Dr. McKee earned a BS in Mathematics from the University of Texas at Arlington, a MS in Accounting from Texas Tech, and a PhD in Accounting from the University of North Texas. She is an Associate Professor of Accounting at the College of Charleston. In addition to serving on the Board of the Bank and the Company, she also served on the Board of Directors of Hospice of Colorado Springs. She served as President of the Charleston Estate Planning Council and Program Director of Charleston Tax Roundtable. Dr. McKee is a member of First Methodist Church. She is also a member of the following professional organizations: AICPA, American Accounting Association, Taxation Division of American Accounting Association, Charleston Estate Planning Council, and Charleston Tax Roundtable.

Dr. McKee is considered by the Board of Directors to be a financial expert under applicable guidelines of the Securities and Exchange Commission. She has an extensive background in accounting and taxation and has been an asset to the Board and the Audit and Compliance Committee. For the above reasons, the Nominating Committee has recommended Dr. McKee for re-election to the Board of Directors.

Alan I. Nussbaum, MD	Age 65	First elected to the Board 1999

Dr. Nussbaum has been a member of the Board of Directors of The Bank of South Carolina and Bank of South Carolina Corporation since 1999. Born and raised in Charleston, South Carolina, Dr. Nussbaum graduated from Porter Gaud High School. He received a BA from Johns Hopkins University and a MD from Harvard Medical School. Dr. Nussbaum completed his internship and residency in Internal Medicine at Duke University Medical Center. In addition, Dr. Nussbaum completed a Fellowship in Rheumatology and Immunology at the Medical University of South Carolina. He has practiced rheumatology in Charleston since 1982 and has served on the Board and as President of the Medical Society of South Carolina, the nonprofit physicians’ organization which is the majority owner of Roper St. Francis Health System. He has also served on the Board of Directors of the Roper St. Francis Health System and on the Board of Directors of Roper Hospital, completing a term as Chairman in 2011. Dr. Nussbaum has served on the Board of the Charleston County Concert Association, as President of Synagogue Emanu-El, and as a member of the Hebrew Orphan Society.

The Nominating Committee has recommended the re-election of Dr. Alan Nussbaum to the Board of Directors based on the commitment that he has made to the Board, the Executive Committee, and the Compensation Committee. In addition to having his own medical practice and serving on several Boards in the medical community; Dr. Nussbaum served as Chairman of the Audit and Compliance Committee and is dedicated to the success of the Company.

Karen J. Phillips	Age 55	Nominee

Mrs. Phillips was born in Charleston, South Carolina and graduated from Ashley Hall School. She received a BA in Political Science from The University of the South (Sewanee) and an MBA in Finance from The University of South Carolina. She is a Certified Financial Planner ® and is President of Atlantic Coast Asset Management, Inc., a financial management firm. She is Past President of The Junior League of Charleston and Past Chair of the Board of Directors of Ashley Hall School, where she currently serves as a Trustee. She has previously served on the Board of Directors of The Girl Scouts of Eastern South Carolina and Community Health Partners.

Mrs. Phillips has been dedicated to her work as the President of Atlantic Coast Asset Management, Inc. showing great leadership and work ethic. The Nominating Committee considered this work along with her experience serving as Trustee and Chairman of various boards in recommending Mrs. Phillips to the Board of Directors.

Edmund Rhett, Jr., MD	Age 69	First elected to the Board 1999

Dr. Rhett has been a member of the Board of Directors of The Bank of South Carolina and Bank of South Carolina Corporation since 1999. Dr. Rhett was born in Charleston, SC and raised in Atlanta, Georgia. He has lived in the Charleston area for 37 years. Dr. Rhett received a BA from The University of the South and a MD from the Medical College of Georgia. He has a private gynecological practice, Rhett Women’s Center. Dr. Rhett has been on the Board of Directors of the Canterbury house for over thirty years and has served as President of its Board for nearly twenty years. In addition, he has served on the Boards of both the East Cooper Regional Medical Center and Charleston Day School.

The Nominating Committee has recommended the re-election of Dr. Rhett to the Board of Directors, based on his commitment and years of service on the Mount Pleasant Local Advisory Board, Nominating Committee, Asset & Liability/Investment Committee, and the Executive/Planning Committee.

Malcolm M. Rhodes, MD	Age 57	First elected to the Board 2005

Dr. Rhodes has been a member of the Board of Directors of The Bank of South Carolina and Bank of South Carolina Corporation since 2005. Born and raised in Charleston, South Carolina, Dr. Rhodes graduated from Porter Gaud High School. He received a BA from Duke University and a MD from the Medical University of South Carolina. He is a Fellow of the American Board of Pediatrics and has been a partner at Parkwood Pediatric Group since 1988. He is on the clinical faculty at MUSC and active staff at Roper and Bon-Secours St. Francis Hospitals, serving on the Credentials Committee. He and his wife own The Charleston Angler. In addition to serving on the Board of Directors of the Bank and the Company, Dr. Rhodes currently represents South Carolina on the Atlantic States Marine Fisheries Commission where he is Chairman of the Governor’s Appointees, and serves on the Executive Committee and Administrative Oversight Committee. He is Past Chairman of the Board of Trustees of Ashley Hall School and treasurer of the Carolina Gold Rice Foundation. He has served as a Trustee of Charleston Stage Company, Chairman of the Shad and River Herring Board and on the vestry of St. Philip’s Church where he is still actively involved.

The Nominating Committee has recommended the re-election of Dr. Rhodes to the Board of Directors based on the commitment that Dr. Rhodes has made to the Board including as Past Chairman of the Audit and Compliance Committee. In addition, the Nominating Committee also considered Dr. Rhodes’ knowledge of business including running a medical practice and serving on staff of several local hospitals. Dr. Rhodes is dedicated to the success of the Company.

Sheryl G. Sharry	Age 62	First elected to the Board 2010

Mrs. Sharry has been with The Bank of South Carolina since its organization in 1986. She has served as Assistant Vice President – Operations Department, Vice President – Operations & Technology, Senior Vice President – Operations & Technology, and served as Chief Financial Officer/ Executive Vice President from 2010 until her retirement in April 2016. Mrs. Sharry serves as a Trustee of the Bank of South Carolina Employee Stock Ownership Plan and Trust. Mrs. Sharry became a member of the Board of Directors of The Bank of South Carolina and Bank of South Carolina Corporation in 2010. Mrs. Sharry has lived in South Carolina for 52 years. She is a graduate of the College of Charleston, South Carolina Bankers School, and the School of Bank Investments and Financial Management. Mrs. Sharry started her banking career at Citizens and Southern National Bank of South Carolina where she served as Utility Staff, CSR, teller, and CSR trainer, and Operations Officer-Internal Operations Department. Mrs. Sharry has attended classes covering Network Security and Administration, Administration of the Bank’s core software; Information Technology Risk Assessment, Internet Banking Compliance, Cyber Crime, Liquidity Contingency Planning, Asset Liability Management and Interest Rate Risk, Budgeting and Forecasting, Bank Insurance, Stress Testing, and Income Tax Issues. In 2010, she attended an SEC Reporting Skills Workshop. In 2011, she completed The Darden/SNL Executive Program in Bank Financial Leadership and in 2012, she attended an SEC Institute 10-K In Depth Workshop.

Sheryl Sharry was recommended for re-election to the Board of Directors by the Nominating Committee based on her strong background in operations and technology of the Company, experience in banking, in-depth knowledge of the financials of the Company, and continued devotion to the success of the Company.

Steve D. Swanson	Age 49	First elected to the Board 2002-2007 Re-elected 2011

Mr. Swanson founded Automated Trading Desk (ATD), a pioneering electronic trading firm based in South Carolina. As President and CEO, Mr. Swanson grew the business from pure proprietary trading to creating a fully automated market maker servicing the broker-dealer community. After its acquisition by Citigroup in 2007, Mr. Swanson became responsible for global equity and option electronic trading operations. Mr. Swanson serves on the Board of the College of Charleston Foundation, the College of Charleston School of Business Board, the Honors College Advisory Board and the Board of Trustees of South Carolina University.  He is a past chair of the NASDAQ Quality of Markets Committee, and a past member of the SIFMA Trading and Markets Committee.  Prior to the acquisition of ATD, Mr. Swanson served on the Board of Trustees at Ashley Hall and The Bank of South Carolina and the Bank of South Carolina Corporation. Mr. Swanson currently serves as chair of the Audit and Compliance Committee.

Mr. Swanson’s extensive experience in both starting and running a business, his commitment to the success of the Company and his extensive community involvement qualify him for the Board of Directors. Therefore, the Nominating Committee recommends Mr. Swanson for re-election to the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of February 23, 2017, the voting record date, information regarding share ownership of:

●	those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of our common stock;

●	each non-employee Director (including Director nominees) ; and

●	each employee Director (including Director nominees).

Persons and groups who beneficially own more than five percent of our common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide us, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934. To the extent known to the Board of Directors, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares our common stock as of the close of business on the voting record date, February 23, 2017.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Securities Act, a person is deemed the beneficial owner of any shares of Common Stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership over which shares the persons named in the table may possess voting and/or investment power.

Title of class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

More than Five Percent Beneficial Ownership
Common Stock	Hugh C. Lane, Jr. (1) 30 Church Street Charleston, SC 29401	750,759(2)	15.130%
Common Stock	The Bank of South Carolina Employee Stock Ownership Plan and Trust (“the ESOP”) 256 Meeting Street Charleston, SC 29401	335,604(3)	6.763%

Executive Officers/Directors
Common Stock	Hugh C. Lane, Jr. (1) 30 Church Street Charleston, SC 29401	750,759 (2)	15.130%
Common Stock	Fleetwood S. Hassell 3 Woody Lane Folly Beach, SC 29439	99,230 (4)	2.000%
Common Stock	Douglas H. Sass 26 Gadsden Street Charleston, SC 29401	23,969 (4)	.483%
Current Directors and Director Nominees
Common Stock	David W. Bunch 6605 Seewee Road Awendaw, SC 29429	1,928.039%
Common Stock	Graham M. Eubank, Jr. 2614 Raven Drive Sullivans Island, SC 29482	947	.019%

Current Directors and Director Nominees (Continued)
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Elizabeth M. Hagood 24 Lamboll Street Charleston, SC 29401	110.002%
Common Stock	Glen B. Haynes, DVM 101 Drayton Drive Summerville, SC 29483	7,430.150%
Common Stock	William L. Hiott, Jr. 1831 Capri Drive Charleston, SC 29407	189,410(4)	3.817%
Common Stock	Katherine M. Huger 1 Bishop Gadsden Way, Cottage 17 Charleston, SC 29412	11,884(4)	.239%
Common Stock	Richard W. Hutson, Jr. 124 Tradd Street Charleston, SC 29401	6,574.132%
Common Stock	Charles G. Lane (1) 1 Tradd Street Charleston, SC 29401	228,658(4)	4.608%
Common Stock	Dr. Linda J. Bradley McKee, CPA 3401 Waterway Blvd. Isle of Palms, SC 29451	2,141.043%
Common Stock	Alan I. Nussbaum, MD 37 Rebellion Road Charleston, SC 29407	4,911.099%
Common Stock	Karen J. Phillips (nominee) 40 Murray Boulevard Charleston, SC 29401	4,818(4)	.097%
Common Stock	Edmund Rhett, Jr. MD 17 Country Club Drive Charleston, SC 29412	5,065(4)	.102%
Common Stock	Malcolm M. Rhodes, MD 450 McLeod Road Charleston, SC 29407	4,471.090%
Common Stock	Sheryl G. Sharry 1550 Kentwood Drive James Island, SC 29412	90,761(4)	1.829%
Common Stock	Steve D. Swanson 615 Pitt Street Mount Pleasant, SC 29464	15,035.303%
All current Directors, Director nominees, and Executive Officers as a group (18 people)		1,432,409	28.866%

(1)	To the extent known to the Board, the emancipated children and grandchildren of Hugh C. Lane, Jr. and Charles G. Lane, collectively, have beneficial ownership of 979,418 shares or 19.738% of the outstanding shares. As more fully described in the following footnotes, Hugh C. Lane, Jr., is the only one of the above who has a beneficial ownership interest in more than 5% percent of our common stock. Hugh C. Lane, Jr., disclaims any beneficial interest in those shares in which other members of his family have a beneficial interest other than those shares his wife owns directly and those for which he serves as Trustee or she serves as custodian (as more fully described in the following footnote).

(2)	To the extent known to the Board, Hugh C. Lane, Jr., Chairman of the Board of both the Bank and the Company, directly owns and has sole voting and investment power with respect to 274,245 shares; as a Trustee for the Mills Bee Lane Memorial Foundation, he has shared voting and investment power with respect to 11,895 shares; he is indirectly beneficial owner of 15,444 shares owned by his wife and 38,848 shares owned by the ESOP in which he has a vested interest. Hugh C. Lane, Jr., disclaims any beneficial interest in the 410,327 shares owned by extended family members. All of the shares beneficially owned by Hugh C. Lane, Jr., are currently owned. Hugh C. Lane, Jr., has had beneficial ownership of more than 5% of our common stock since October 23, 1986.

(3)	The Trustees of the Employee Stock Ownership Plan (“ESOP’), Sheryl G. Sharry, a Director of the Bank and the Company, Fleetwood S. Hassell, President/Chief Executive Officer and Director of the Bank and Company, Eugene H. Walpole, IV, Chief Financial Officer/ Senior Vice President, and Douglas H. Sass, Senior Lender/Executive Vice President and Director of the Bank and Company, disclaim beneficial ownership of the 335,604 shares owned by the ESOP with all shares allocated to members of the Plan each of whom under the terms of the Plan has the right to direct the Trustees as to the manner in which voting rights are to be exercised.

(4)	To the extent known to the Board of Directors, each of the following Directors and nominees for election as Director (each of whom directly owns and has sole voting and investment power of all shares beneficially owned by him or her except as set forth in this footnote) indirectly owns the following number of shares: Fleetwood S. Hassell - an aggregate of 12,879 shares owned by his wife, held by him as a co-Trustee with Charles G. Lane for the children of Hugh C. Lane, Jr., unallocated shares held by him as a Trustee of the ESOP, and 37,182 shares owned by the ESOP, in which he has a vested interest; Douglas H. Sass – 16,163 shares owned by the ESOP in which he has a vested interest; William L. Hiott, Jr. - an aggregate of 9,739 shares directly owned by his wife; Katherine M. Huger - 884 shares held by the Estate of her husband; Charles G. Lane - an aggregate of 52,884 shares owned by his wife, held by him as a co-Trustee with Fleetwood S. Hassell for the children of Hugh C. Lane, Jr., held by him as a Trustee of Mills Bee Lane Memorial Foundation, and held by him as a Trustee of Holcombe Trust; Karen J. Phillips – 3,318 shares owned by her husband; Edmund Rhett, Jr., MD - 914 shares owned by his wife; Sheryl G. Sharry – 35,706 shares owned by the ESOP, in which she has a vested interest. All such indirectly owned shares are included in the totals of the number of shares set forth in the above table and beneficially owned by the Directors and nominees.

No Director or Executive Officer was involved in any legal proceedings, nor have any members been convicted in criminal proceedings in the past 10 years. In addition there are no pending legal proceedings against any Executive Officer or Director.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE MATTERS

Introduction

Bank of South Carolina Corporation’s Board of Directors conducts its business through Board meetings and through its committees. Hugh C. Lane, Jr. presently serves as Chairman of the Board of Directors. The Board of Directors of the Company held 6 meetings (including all regularly scheduled and special meetings) during the year ended December 31, 2016. No Directors attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which they served.

Director Independence: The Board of Directors is comprised of a majority of independent Directors in compliance with SEC and National Association of Securities Dealers Automated Quotations (“NASDAQ”) rules. All members of the Audit and Compliance Committee, the Compensation Committee, and the Nominating Committee are independent pursuant to SEC and NASDAQ rules. The members of these committees do not have any relationship to The Bank of South Carolina or Bank of South Carolina Corporation that may interfere with the exercise of their independence from management. None of the members of these committees are current or former officers or employees of The Bank of South Carolina or Bank of South Carolina Corporation except for William L. Hiott, Jr., who retired from The Bank of South Carolina in April 2010 and Sheryl G. Sharry, who retired from the Bank of South Carolina in April 2016. All members of the Board of Directors are independent except Hugh C. Lane, Jr., Chairman of the Board, Fleetwood S. Hassell, President/Chief Executive Officer, Douglas H. Sass, Senior Lender/Executive Vice President, Charles G. Lane, brother of Hugh C. Lane, Jr. and Sheryl G. Sherry, who served as Chief Financial Officer/Executive Vice President through April 2016.

Board of Directors

Our Board of Directors conducts its business through meetings and through its committees. Hugh C. Lane, Jr., presently serves as Chairman of the Board. The Board of Directors held 6 meetings (including all regularly scheduled and special meetings) during the year ended December 31, 2016.

Board Leadership Structure

The Board of Directors believes that Hugh C. Lane, Jr., is best situated to serve as Chairman of the Board because he is the Director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.

Independent Directors and management have different perspectives and roles in strategy development. Our independent Directors bring experience, oversight and expertise from outside the company and industry, while Hugh C. Lane, Jr., brings company-specific experience and expertise. The Board of Directors believe that the combined experience as Chairman of the Board and past President/Chief Executive Officer promotes strategy development and executions, and facilitates information flow between management and the Board of Directors, which are essential to effective governance.

One of the key responsibilities of the Board of Directors is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of the Chairman of the Board and an independent Lead Director, having the duties described below, is in the best interest of Shareholders as it provides the appropriate balance between strategy development and independent oversight of management.

Lead Director

Alan I. Nussbaum, MD, an independent Director was selected by the Board of Directors to serve as the Lead Director of all meetings of the non-management Directors held in executive session. Dr. Nussbaum has held this position since April 12, 2011. Non-management Directors of the Board of Directors are required to meet on a regular scheduled basis without the presence of management (IM-5605-2 NASDAQ Corporate Governance Rules). The Lead Director chairs these sessions.

Risk Management

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit and Compliance Committee oversees the management of financial risks. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, Lauren Nilan, CPA, serves as Risk Management Officer/Vice President overseeing our internal controls.

Committees and Committee Charters

 The Board of Directors has four committees: the Executive/Long-Range Planning Committee, the Compensation Committee, the Nominating Committee, and the Audit and Compliance Committee. Each committee serves in a dual capacity as a committee of the Company and the Bank.

The following table lists the membership of the standing committees of the Board of Directors.

Director	Audit/Compliance	Executive/Long-Range Planning	Compensation Committee	Nominating Committee
David W. Bunch	X
Graham M. Eubank, Jr.			X	X
Elizabeth M. Hagood				X
Fleetwood S. Hassell		X
Glen B. Haynes, DVM				X
William L. Hiott, Jr.	X	X	X
Katherine M. Huger	X
Richard W. Hutson, Jr.
Charles G. Lane		X
Hugh C. Lane, Jr.		X
Dr. Linda J. Bradley McKee, PhD, CPA	X
Alan I. Nussbaum, MD		X	X
Edmund Rhett, Jr., MD		X		X
Malcolm M. Rhodes, MD
Douglas H. Sass		X
Sheryl G. Sharry		X
Steve D. Swanson	X	X

Audit and Compliance Committee

The Audit and Compliance Committee members are appointed and approved by the Board of Directors, annually. The Audit and Compliance Committee is to be comprised of not less than four members of the Board or such larger number as approved by the Board of Directors. During 2016, the Audit and Compliance Committee held four meetings. Members are considered to be independent of the Company under applicable rules and regulations, including Rule 4200(a) (15) of the NASDAQ. The Board of Directors has determined that Linda J. Bradley McKee, PhD CPA, Chairman of the Audit and Compliance Committee, qualifies as a financial expert under the applicable guidelines of the Securities and Exchange Act.

The Audit and Compliance Committee operates under a written Charter adopted by the Board of Directors which is renewed and reassessed for adequacy on an annual basis. The Charter outlines the Committee’s responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts including: reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all examinations required by law are performed. The Charter may be amended by the Board of Directors at any time. The most recent Audit and Compliance Committee charter may be obtained at our Internet website http://www.banksc.com.

The Audit and Compliance Committee recommends to the Board of Directors the appointment of the independent auditors for the next fiscal year, reviews and approves the auditors’ audit plan, and reviews with the independent auditors the results of the audit and management’s response.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended December 31, 2016

Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and issuing a report thereon. The Audit and Compliance Committee’s responsibility is to monitor and oversee the process.

In this context, the Audit and Compliance Committee has met and held discussions with management and Elliott Davis Decosimo, LLC, our independent auditors, in 2016. In discharging its oversight responsibility as to the audit process, the Audit and Compliance Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Audit and Compliance Committee concerning independence and has discussed with the independent auditors their independence from the Company and management. The Audit and Compliance Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of our internal controls. The Audit and Compliance Committee reviewed with the independent auditor their audit plans, audit scope and identification of audit risks.

The Audit and Compliance Committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in the Public Company Accounting Oversight Board’s Auditing Standard (“AS”) 16, as modified or supplemented, “Communications with Audit Committees,” and Rule 2-07 of Regulation S-K, promulgated by the SEC, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit and Compliance Committee also discussed the results of the internal audit examinations.

The Audit and Compliance Committee reviewed and discussed the audited consolidated financial statements of Bank of South Carolina Corporation as of and for the year ended December 31, 2016, with management and the independent auditors.

Based on the above-mentioned review and discussion with management and the independent auditors, the Audit and Compliance Committee recommended to the Board of Directors that Bank of South Carolina Corporation’s audited consolidated financial statements be included in its annual Report on Form 10-K for the year ended December 31, 2016, for the filing with the SEC. During 2016, the Committee appointed Elliott Davis Decosimo, LLC as our independent auditors for the year ending December 31, 2017.

Submitted by:

Steve D. Swanson, Chairman

David W. Bunch

William L. Hiott, Jr.

Katherine M. Huger

Dr. Linda J. Bradley McKee, CPA

Executive/Long-Range Planning Committee

The Executive/Long-Range Planning Committee consists of our President, the Chairman of the Board, one Executive Officer and six designated Directors. Alan I. Nussbaum, MD, an independent Director, serves as Chairman of the Committee. During 2016, the Executive/Long-Range Planning Committee held three meetings. In addition to long-range and strategic planning, the principal function of the Committee is to exercise all authority of the Board of Directors in the management and affairs of the Company and the Bank. In addition, the Committee acts on behalf of the entire Board of Directors between the regular Board meetings.

Compensation Committee

The Compensation Committee consists of three independent Directors appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee also functions as the Compensation Committee of the Bank. The duties and responsibilities of the Compensation Committee are as follows:

●	to review and approve compensation of the Executive Officers in light of our goals and objectives. (Executive Officers may not be present during voting or deliberations on their compensation);

●	to oversee regulatory compliance and risk management with respect to compensation matters;

●	to make regular reports to the Board of Directors.

●	to review and approve the Report of Compensation for inclusion in our annual Proxy Statement, in accordance with applicable rules and regulations;

●	to review and approve the Compensation Discussion and Analysis of the Company’s annual Proxy Statement, and recommend to management that it be included in the annual Proxy Statement; and

●	to perform any other duties or responsibilities expressly delegated to the Committee by the Board of Directors from time to time.

The Compensation Committee’s policies and procedures for decisions did not change since the positive advisory vote by the shareholders on the compensation of the most highly compensated Executive Officers at the Annual Meeting held April 12, 2016.

The Board of Directors has determined that each of the Directors serving on our Compensation Committee is independent and satisfies other requirements imposed by:

●	NASDAQ;

●	The Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC under the Exchange Act; and

●	Any other laws, rules or regulations applicable to us.

The Compensation Committee has sole discretion to hire, retain, terminate and approve fees and other retention terms of independent legal, accounting or other advisors (including compensation consultants) as it deems appropriate without management or Board approval. In doing so, the Compensation Committee shall comply with all applicable rules of the SEC or NASDAQ. The Committee met one time in 2016 and did not consult independent legal counsel or compensation consultants.

The most recent Compensation Committee charter may be obtained at our Internet website http://www.banksc.com.

Nominating Committee

The Nominating Committee consists of four independent Directors. The function of the Nominating Committee is to recommend a slate of proposed Directors to the Board of Directors. The Nominating Committee has adopted a written Charter. A copy of this Charter may be obtained at our Internet website http://www.banksc.com. The Nominating Committee met one time during 2016.

Nominations, other than those made by the Nominating Committee, may be made in writing and delivered or mailed to the President of the Company not less than 14 days or no more than 50 days prior to any meeting of Shareholders calling for election of Directors; provided however, that if less than 21 days notice of the meeting is given to Shareholders, such nomination shall be mailed or delivered to the President/Chief Executive Officer of the Company not later than the close of business on the 7th day following the day on which the Notice of Meeting was mailed. Nominations not made according to these procedures will be disregarded.

The Nominating Committee has a policy with regard to consideration of any Director candidates recommended by Shareholders and that policy is to consider any and all such recommendations. The Nominating Committee has adopted specific minimum qualifications which the Nominating Committee believes must be met by a nominee for a position on our Board of Directors. The qualifications include:

●	nominee must be recognized as successful in such nominee’s business or community efforts;

●	have a recognized reputation for honesty and integrity;

●	have demonstrated a commitment to the community in which we operate;

●	have demonstrated in meetings with the Nominating Committee a commitment to the best interest of the Company, its subsidiary Bank, and their officers, Directors, employees and Shareholders

The Nominating Committee’s process for identifying and evaluating nominees for Director, including nominees recommended by Shareholders, is to investigate whether or not such nominee meets the specific minimum qualifications adopted as a policy by the Committee through contacts the members have in their community. There are no differences in the manner in which the Committee evaluates nominees for Director whether the nominee is recommended by a committee member or a Shareholder.

We do not utilize or pay a fee to any third party (compensation consultant) to evaluate nominees for Director.

Code of Business Conduct and Ethics: We expect all of our employees to conduct themselves honestly and ethically. Our Board of Directors has adopted a Code of Ethics that applies to all employees. The Code of Ethics requires the officers, Directors and employees to maintain the highest standards of professional ethical conduct. The Code includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting and procedures for promoting compliance with, and reporting violations of the Code. The Code of Ethics may be obtained at our Internet website http://www.banksc.com.

Shareholder Communication with the Board of Directors: The Board of Directors has adopted a process by which Shareholders may communicate with them. Shareholders may send a written communication to Fleetwood S. Hassell, President/Chief Executive Officer, Bank of South Carolina Corporation, 256 Meeting Street, Charleston, South Carolina 29401, or fax such communication to Fleetwood S. Hassell, President/Chief Executive Officer, at (843) 724-1513. A Shareholder is free to address any communication to any Director at the address of such Director set forth in this Proxy Statement. Any communication from a Shareholder received by the President shall be sent to all members of the Executive Committee and, if any member of the Executive Committee so directs, will be sent to all members of the Board of Directors.

In addition, any Shareholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit and Compliance Committee by writing to the following address:

Bank of South Carolina Corporation Audit and Compliance Committee

c/o Steve D. Swanson, Chairman

Bank of South Carolina Corporation

615 Pitt Street

Mt. Pleasant, SC 29464

Related Party Transactions: We entered into a rental contract on May 27, 2010, with Holcombe, Fair and Lane, LLC. Charles G. Lane, Director and brother of Hugh C. Lane, Jr., Chairman of the Board of Directors, is a Managing Member of Holcombe, Fair and Lane, LLC. The original contract was a two year lease on office space at a rate of $2,095 a month. A copy of the lease was filed with the 2010 10-K. The contract was renegotiated on April 5, 2013, for larger office space at a rate of $4,000 a month. A copy of this lease was filed with the March 31, 2013 10-Q. In addition, Sass, Herrin and Associates, Inc. an appraisal firm, is on our list of approved appraisal companies. Herbert R. Sass, III, MAI, SRA, fifty percent owner of Sass, Herrin and Associates, Inc., is the brother of Douglas H. Sass, Executive Vice President. We do not have any other existing continuing contractual relationships with any Director, nominee for election as Director or Executive Officer, or any Shareholder owning, directly or indirectly, more than 5% of the shares of our common stock, or any associate of the foregoing persons. Related party transactions have been and will continue to be made as any other ordinary business transaction using substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These transactions did not and will not involve more than the normal risk of collectability or present any other unfavorable features.

DIRECTOR COMPENSATION

The following table sets forth the information regarding the compensation earned by each Director who served on the Board of Directors during the year ended December 31, 2016. Our officers other than the Secretary do not receive payment for their participation on the Board of Directors or its Committees.

Transactions and Relations with Directors, Executive Officers, and their Associates and Affiliates of Directors

DIRECTOR COMPENSATION
NAME	FEES EARNED OR PAID IN CASH	TOTAL
David W. Bunch	$6,900	$6,900
Graham M. Eubank, Jr.	$4,800	$4,800
Elizabeth M. Hagood	$5,850	$5,850
Fleetwood S. Hassell	—	—
Glen B. Haynes, DVM	$8,050	$8,050
William L. Hiott, Jr.	$8,100	$8,100
Katherine M. Huger	$7,350	$7,350
Richard W. Hutson, Jr.	$4,450	$4,450
Charles G. Lane	$7,150	$7,150
Hugh C. Lane, Jr.	—	—
Dr. Linda J. Bradley McKee, CPA	$5,100	$5,100
Alan I. Nussbaum, MD	$6,800	$6,800
Edmund Rhett, Jr. MD	$6,350	$6,350
Malcolm M. Rhodes, MD	$5,550	$5,550
Douglas H. Sass	—	—
David R. Schools	$750	$750
Sheryl G. Sharry	$4,800	$4,800
Steve D. Swanson	$5,900	$5,900

Non-Executive-Officer Directors of the Company received $200.00 for each meeting of the Board of Directors of the Company attended. Non-Executive-Officer Directors of the Bank received $350.00 for each meeting of the Board of the Bank attended. Directors of the Company and the Bank also receive $150.00 for each Company or Bank board committee meeting attended. In addition, non-Executive-Officer Directors of the Bank received $250.00 for each Advisory Board meeting attended.

Section 16A Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, Executive Officers and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, Executive Officers and greater than 10% Shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, no person beneficially owned more than 10% of our common stock during 2016. Based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2016, our Directors and Executive Officers complied with all applicable Section 16(a) filing requirements.

Executive Compensation-Compensation Discussion and Analysis

This section discusses our compensation program, including how it relates to the Executive Officers named in the compensation tables which follow in this section. The Executive Officers of the Company and the Bank consist of:

●	Fleetwood S. Hassell, President/Chief Executive Officer, Director

●	Hugh C. Lane, Jr., Chairman of the Board

●	Douglas H. Sass, Senior Lender/Executive Vice President, Director

Set forth below is an analysis of the objectives of our compensation program, the material compensation policy made under this program and the material factors that the Compensation Committee considers in making those decisions.

Overview of Compensation Program

The Compensation Committee of the Board of Directors, which consists solely of independent Directors, has the responsibility for developing, implementing and monitoring adherence to our compensation philosophies and program. Our compensation program is based upon the following philosophies:

●	preserve the financial strength, safety and soundness of the Company and the Bank;

●	reward and retain key personnel by compensating them in the midpoint salary ranges at comparable financial institutions and making them eligible for the Employee Stock Ownership Plan and Trust (“ESOP”) and the Omnibus Stock Incentive Plans; and

●	focus management on maximizing earnings while managing risk by maintaining high asset quality, managing interest rate risk within Board guidelines, emphasizing cost control, and maintaining appropriate levels of capital.

Our primary forms of compensation for Executive Officers include base salary, the ESOP, and the 1998 and 2010 Omnibus Stock Incentive Plans.

Base Salary

The Compensation Committee sets the base salary for the three Executive Officers. The Committee’s objectives are:

●	to encourage the achievement of our long-range objectives by providing compensation that reflects the performance of the individual and the achievement of our objectives. The level of compensation shall be reasonable based upon our goals and objectives, normal and customary levels of compensation within the banking industry (taking into consideration geographic and competitive factors), our asset quality, capital level, operations and profitability, and the duties performed and responsibilities held by the individual.

●	to establish compensation guidelines that will attract and retain qualified personnel through an overall level of compensation opportunity that is competitive within the banking industry.

The following table sets forth all remuneration paid during the years ended December 31, 2016, 2015, and 2014 by the Bank to the Chairman of the Board of Directors and the two Executive officers of the Company and the Bank whose cash remuneration from the Bank exceeded $100,000.00 dollars for their services in all capacities. Such Executive Officers receive no compensation from the Company as Executive Officers or as Directors or in any other capacity.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total
Hugh C. Lane, Jr., Chairman of the Board, Retired President and Chief Executive Officer	2016	$240,002.41	$15,100.00	—	—	—	—	$17,542.21	$272,644.62
	2015	$240,002.41	$15,100.00		—	—	—	$16,305.15	$271,407.56
	2014	$240,002.41	$15,100.00	—	—	—	—	$16,148.11	$271,250.52
Fleetwood S. Hassell President/Chief Executive Officer	2016	$231,127.45	$15,100.00	—	—	—	—	$16,931.92	$263,159.37
	2015	$215,673.26	$15,100.00	—	—	—	—	$14,750.12	$245,523.38
	2014	$200,001.38	$15,100.00	—	—	—	—	$13,616.03	$228,717.41
Douglas H. Sass, Senior Lender/Executive Vice President	2016	$161,471.55	$12,600.00	—	—	—	—	$11,970.10	$186,041.65
	2015	$150,675.80	$15,100.00	—	—	—	—	$10,595.74	$176,371.54
	2014	$139,706.42	$15,100.00	—	—	—	—	$9,799.32	$164,604.74

1)	The Compensation Committee consisting of Graham M. Eubank, Jr., Alan I. Nussbaum, and William L. Hiott, Jr. compare salaries for similar positions at similar sized banks within South Carolina as well as the overall bank and individual performance. Once the salary levels are established by the Compensation Committee, the salaries are recommended to the Board of Directors for approval. (See “Compensation Committee” for further discussion.) The Compensation Committee recommended and the Board of Directors approved a $10,000 increase in salary for the Chairman of the Board, a $17,334 increase in the salary of the President/Chief Executive Officer and a $12,110 increase in salary for the Senior Lender/Executive Vice President for the year ended December 31, 2017. The Board of Directors approved this recommendation on December 15, 2016. The Compensation Committee recommended and the Board of Directors approved a $16,125 increase in the salary of the President/Chief Executive Officer and an $11,265 increase in salary for the Senior Lender/Executive Vice President for the year ended December 31, 2016. The Board of Directors approved this recommendation on December 17, 2015. The Compensation Committee recommended and the Board of Directors approved a $15,000 increase in the salary of the President/Chief Executive Officer and a $10,500 increase in salary for the Senior Lender/Executive Vice President for the year ended December 31, 2015. The Board of Directors approved this recommendation on December 18, 2014. The Compensation Committee recommended and the Board of Directors approved a $15,000 increase in the salaries of all Executive Officers for the year ended December 31, 2014. This recommendation was approved by the Board of Directors December 19, 2013.

2)	The bonus consists of a $100 bonus presented to all employees at Christmas for the years ended December 31, 2014, 2015 and 2016. In addition to the $100 bonus, the Executive Officers also received a $15,000 bonus in 2014 and 2015. In 2016, in addition to the $100 bonus, the Chairman of the Board and the President/Chief Executive Officer received a $15,000 bonus and the Senior Lender/Executive Vice President received a bonus of $12,500. The bonuses were recommended by the Compensation Committee and approved by the Board of Directors for the outstanding performance of the Company.

3)	We did not issue any stock awards to our Executive Officers during the years ended December 31, 2016, 2015 or 2014.

4)	No options were granted to any Executive Officer during the years ended December 31, 2016, 2015 or 2014.

5)	On November 2, 1989, the Bank adopted an ESOP to provide retirement benefits to eligible employees for long and faithful service. The other compensation represents the amount contributed to the Bank’s ESOP. (See table and discussion below for other compensation.)

The median salary for all employees other than the Executive Officers was $53,338.

Employee Stock Ownership Plan and Trust Agreement

Eugene H. Walpole, IV, Fleetwood S. Hassell, Sheryl G. Sharry and Douglas H. Sass currently serve as Plan Administrators and as Trustees for the ESOP. Any employee of the Bank is eligible to become a participant in the ESOP upon reaching 21 years of age and credited with one-year of service (1,000 hours of service). The employee may enter the Plan on the January 1st that occurs nearest the date on which the employee first satisfies the age and service requirements described above. No contributions by employees are permitted. The amount and time of contributions to the Plan are at the sole discretion of the Board of Directors. The contribution for all participants is based solely on each participant’s respective regular or base salary and wages paid by the Bank including commissions, bonuses and overtime, if any.

The Board of Directors approved the contribution of $345,000 to the ESOP for the fiscal year ended December 31, 2016. The contribution was made during 2016.

A participant becomes vested in the ESOP based upon the employee’s credited years of service. The vesting schedule is as follows;

●	1 Year of Service 0% Vested

●	2 Years of Service 25% Vested

●	3 Years of Service 50% Vested

●	4 Years of Service 75% Vested

●	5 Years of Service 100% Vested

The Plan became effective as of January 1, 1989, was amended effective January 1, 2007, and approved by the Board of Directors on January 18, 2007. This amendment was made to comply with the Pension Protection Act of 2006. Periodically the Internal Revenue Service (“IRS”) requires a restatement of a qualified retirement plan to ensure that the plan document includes provisions required by legislative and regulatory changes made since the last restatement. There have been no substantive changes to the plan. The Board of Directors approved a restated plan, on January 26, 2012 (incorporated as Exhibit 10.5 in the 2011 10-K). The Plan was submitted to the IRS for approval and a determination letter was issued September 26, 2013, stating that the plan satisfies the requirements of Code Section 4975 (e) (7). On January 26, 2017, the Board of Directors approved a restated plan (incorporated as Exhibit 10.6 in the 2016 10-K).

The Plan currently owns 335,604 shares or 6.763% of our common stock outstanding.

The following table sets forth details of “All Other Compensation” as presented above in the Summary Compensation Table.

Name	Employee Stock Ownership Plan	Total
Hugh C. Lane, Jr.	$17,542.21	$17,542.21
Fleetwood S. Hassell	$16,931.92	$16,931.92
Douglas H. Sass	$11,970.10	$11,970.10

Omnibus Stock Incentive Plan

On April 14, 1998, the Shareholders approved the 1998 Omnibus Stock Incentive Plan. The plan was established to assist us in recruiting and retaining employees with ability and initiative by enabling employees to participate in its future success and to associate their interests with those of the Company and the Shareholders. This plan expired on April 14, 2008. The remaining outstanding options granted under this plan can still be exercised in accordance with the plan.

The Shareholders approved the 2010 Omnibus Stock Incentive Plan on April 13, 2010. Like the 1998 Plan, under the 2010 Plan any employee of the Company or the Bank is eligible to participate in the Plan if the Executive Committee, in its sole discretion, determines that such a person has contributed or can be expected to contribute to the profits or growth of the Company or the Bank. No member of the Committee may participate in this Plan during the time that their participation would prevent the Committee from being “disinterested” for purposes of the Securities and Exchange Commission Rule 16b-3.

The following information with respect to the outstanding equity awards as of December 31, 2016, is presented for the named Executive Officers with additional discussion below.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016 (CONTINUED)
OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price (#) (e)	Option Expiration Date (f)	Number of Shares of Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Hugh C. Lane, Jr.	—	—	—	—	—	—	—	—	—
Fleetwood S. Hassell	—	8,800	—	$9.47	June 23, 2021	—	—	—	—
Douglas H. Sass	—	4,400	—	$9.47	June 23, 2021	—	—	—	—
	—	5,500	—	$10.10	June 28, 2022	—	—	—	—

In the event of a prospective reorganization, consolidation or sale of substantially all of the assets or any other form of corporate reorganization in which the Company would not be the surviving entity or in the event of the acquisition, directly or indirectly, of the beneficial ownership of 24% of our common stock or the making, orally or in writing, of a tender offer for, or any request or invitation for tender of, or any advertisement making or inviting tenders of our stock by any person, all options in effect at that time would accelerate so that all options would become immediately exercisable and could be exercised within one-year immediately following the date of acceleration but not thereafter.

In the case of termination of employment of an option holder other than involuntary termination without just cause, retirement, death or legal disability, the option holder may exercise the option only with respect to those shares of common stock as to which he or she has become vested. The option holder may exercise the option with respect to such shares no more than 30 days after the date of termination of employment (but in any event prior to the expiration date).

In the event that the option holder’s employment is terminated without just cause, the option shall become fully vested and fully exercisable as of the date of his or her termination without regard to the five year vesting schedule. The option holder may exercise the option following an involuntary termination without just cause until the expiration date of the option.

In the event the option holder remains in the continuous employ of the Company or any subsidiary from the date of the grant until the option holder’s retirement, the option shall become fully vested and fully exercisable as of the date of his or her retirement without regard to the five year schedule. The option holder may exercise the option following his or her retirement until the expiration date.

In the event the option holder remains in the continuous employ of the Company or a subsidiary from the date of the grant until his or her death, the option shall become fully vested and fully exercisable as of the date of death without regard to the five year vesting schedule. The person or persons entitled to exercise the option following the option holder’s death may exercise the option until the expiration date.

In the event the option holder remains in the continuous employ of the Company or any subsidiary from the date of the grant until the date of his or her legal disability, the option shall become fully vested and fully exercisable as of the date of his or her termination of employment on account of his or her legal disability without regard to the five year vesting schedule. The option holder may exercise the option following such termination of employment until the expiration date.

The 1998 and 2010 Omnibus Stock Incentive Plan provides for adjustment in the number of shares of common stock authorized under the Plan or granted to an employee to protect against dilution in the event of changes in the Company’s capitalization, including stock splits and dividends.

As shown below Fleetwood S. Hassell, President/Chief Executive Officer exercised options to purchase 2,200 shares at $9.47 on September 13, 2016. The price per share on the date of exercise was $17.50. Douglas H. Sass exercised options to purchase 1,100 shares at $9.47 on June 23, 2016. The price per share on the date of exercise was $15.95.

2016 OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Hugh C. Lane, Jr.	—	—	—	—
Fleetwood S. Hassell	2,200	17,666	—	—
Douglas H. Sass	1,100	7,128	—	—

Equity Compensation Plan Information

The following table summarizes the total outstanding options and the weighted-average exercise price of the Company’s equity compensation Plan as of December 31, 2016 (as adjusted for a 10% stock dividend declared August 27, 2015):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [1]
1998 Omnibus Stock Incentive Plan approved by Shareholders[2]	7,650	$12.91	—
2010 Omnibus Stock Incentive Plan approved by Shareholders[3]	133,255	$10.95	130,458

Total	140,905	$11.06	130,458

[1]	In accordance with the 1998 Omnibus Stock Incentive Plan, options are no longer granted under this Plan. This Plan expired April 14, 2008. Options granted before this date shall remain valid in accordance with their terms.

[2]	The number of securities to be issued upon exercise of the outstanding options represents the total outstanding options under the 1998 Omnibus Stock Incentive Plan. As per the agreement, the above options shall remain valid in accordance with their terms.

[3]	The 2010 Omnibus Stock Incentive Plan was approved by the Shareholders at the 2010 Annual Meeting. There were 330,000 shares reserved under this Plan. On September 24, 2010, options to purchase 36,300 shares were granted to 21 employees (other than Executive Officers) with options to purchase 825 shares forfeited with the resignation of one employee in 2010. On March 24, 2011, options to purchase 5,500 shares were granted to 1 employee and on June 23, 2011, options to purchase 105,600 shares were granted to 22 employees including Sheryl G. Sharry, and Fleetwood S. Hassell, both Executive Officers who each received options to purchase 11,000 shares. Douglas H. Sass, Executive Vice President, also received options on June 23, 2011, to purchase 5,500 shares. During the year ended December 31, 2011, options to purchase 6,325 shares were forfeited with the resignation of 2 employees. On June 28, 2012, the Executive Committee granted options to purchase 9,900 shares to 5 employees including Douglas H. Sass, Executive Vice President, who received options to purchase 5,500 shares. In addition, the Board of Directors granted options to purchase 2,750 shares to 1 employee on September 24, 2012. Options to purchase 4,400 shares were forfeited during the year ended December 31, 2012 (3.025 had been issued under the 1998 Plan) with the resignation of 3 employees. On June 27, 2013, options to purchase 5,500 shares were granted to 5 employees. Options to purchase 2,200 shares were granted to 3 employees on December 19, 2013. Options to purchase 10,618 (1,815 issued under the 1998 Plan) shares were forfeited during the year ended December 31, 2013, with the resignation of 10 employees. On July 24, 2014, options to purchase 11,000 shares were granted to 12 employees. Options to purchase 7,150 shares were forfeited during the year ended December 31, 2014, with the resignation of 5 employees. On April 23, 2015 options to purchase 20,350 shares were granted to 9 employees and options to purchase 3,300 shares were granted on June 29, 2015. Options to purchase 7,150 shares were forfeited during the year ended December 31, 2015. (all shares have been adjusted to reflect a 10% stock dividend declared August 27, 2015). On March 24, 2016, options to purchase 10,000 shares were granted to 2 employees and options to purchase 12,858 shares were forfeited during 2016.

During the fiscal year ended December 31, 2016, we had no plans or arrangements pursuant to which any Executive Officer, Director or principal Shareholder received contingent remuneration or personal benefits other than the contingent remuneration and life, disability, dental and health insurance benefits. Life, disability, dental and health insurance benefits are available for all employees of the Bank who work at least 30 hours a week. Benefit programs provided to Executive Officers, officers and employees are listed in the table below.

Benefit Plan	Executive Officers	Officers	Full Time Employees
Employee Stock Ownership Plan	x	x	x
Medical and Dental Plans	x	x	x
Life and Disability Plans	x	x	x
Stock Option Plans	x	x	x

We do not have an employment agreement with any officer or employee. We currently believe that the named Executive Officers receive sufficient compensation that employment agreements are not necessary to induce them to remain with the Company. In addition, we do not have any agreement with the Company’s Executive Officers that provide for cash severance payments upon termination of employment or in connection with a change in control.

Although there is inherent risk in the business of banking, we do not believe that any of our compensation policies and practices provide incentives to our employees to take risks that are reasonably likely to have a material adverse effect on us.  We believe that our compensation policies and practices are consistent with those of similar bank holding companies and their banking subsidiaries and are intended to encourage and reward performance that is consistent with sound practice in the industry.

PROPOSAL 2: TO RATIFY THE APPOINTMENT BY THE AUDIT AND COMPLIANCE COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS OF ELLIOTT DAVIS DECOSIMO, LLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2017.

The Audit and Compliance Committee of the Board of Directors has appointed Elliott Davis Decosimo, LLC as our independent accounting firm for the year ended December 31, 2017, and that appointment is being submitted to Shareholders for ratification. The appointment of Elliott Davis Decosimo, LLC as independent public accountants was approved by the Audit and Compliance Committee of the Board of Directors and ratified by the Shareholders at the 2016 and 2015 annual Shareholders’ Meetings. At the 2017 Annual Shareholders’ Meeting the following resolution will be subject to ratification by a simple majority vote of shares represented at the meeting:

RESOLVED, that the selection of Elliott Davis Decosimo, LLC as the independent certified public accountants of Bank of South Carolina Corporation (the “Company”) and its sole subsidiary, The Bank of South Carolina (the “Bank”), for the fiscal year ending December 31, 2017, is hereby ratified.

If ratification is not achieved, the selection of an independent certified public accountant will be reconsidered and made by the Board of Directors. Even if selection is ratified, the Board of Directors reserves the right to, and in its discretion may, direct the appointment of any other independent certified public accounting firm at any time if the Board of Directors decides that such a change would be in the best interests of the Company and our Shareholders.

Independent Registered Public Accounting Firm

Auditing and Related Fees

The services provided by Elliott Davis Decosimo, LLC include the audit of the financial statements of the Company. These services have been furnished at customary rates and terms. There are no existing direct or indirect agreements or understandings that fix a limit on current or future fees for these audit services.

Elliott Davis Decosimo, LLC assisted in the preparation of the Company’s and Bank’s tax returns for the fiscal years ending December 31, 2016 and 2015. These non-audit services were routine in nature and did not compose more than 25% of the total fees paid to Elliott Davis Decosimo, LLC in 2016 or 2015.

A representative of Elliott Davis Decosimo, LLC is expected to attend the Annual Meeting of Shareholders with the opportunity to make a statement, if desired, and is expected to be available to respond to appropriate questions.

Before the independent certified public accountants of the Company and the Bank are engaged to render non-audit services for the Company or the Bank, each engagement is approved by the Audit and Compliance Committee. All of the audit and tax services provided by Elliott Davis Decosimo, LLC for the fiscal year ending December 31, 2016 and 2015 were preapproved by the Audit and Compliance Committee.

	2016	2015
Audit Fees	$86,100	$84,450
Audit related fees	—	—
Total audit and related fees	86,100	84,450
Tax Fees	12,300	9,850
Total Fees	$98,400	$94,300

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ELLIOTT DAVIS DECOSIMO, LLC AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

PROPOSAL 3: TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

We are not aware of any matters to come before the meeting that will require the vote of Shareholders other than those matters indicated in the Notice of Meeting and this Proxy Statement.

However, if any other matter calling for Shareholder action should properly come before the meeting or any adjournments thereof, those persons named as Proxies in the enclosed Proxy Form will vote thereon according to their best judgment.

PENDING LITIGATION

In the opinion of Management, there are no legal proceedings pending other than routine litigation incidental to our business involving amounts which are not material to the financial condition of the Company or the Bank.

ANNUAL REPORT

The Annual Report for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission on Form 10-K, is mailed herewith to all Shareholders.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL SHAREHOLDERS’ MEETING

Shareholder proposals, if any, for inclusion in the Proxy Statement relating to the 2018 Annual Shareholders’ meeting, must be addressed to and received in the office of the President no later than December 1, 2017. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested.

By Order of the Board of Directors /s/ Richard W. Hutson, Jr. Richard W. Hutson, Jr., Secretary March 3, 2017